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                            ASSET PURCHASE AGREEMENT

                                  by and among

                             EUCLID LOGISTICS, INC.

                              HANOVER DIRECT, INC.

                              AUSTAD HOLDINGS, INC.

                                       and

                               THE AUSTAD COMPANY

                           Dated as of August 19, 1999

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                                TABLE OF CONTENTS

Section                                                                    Page

1.    PURCHASE AND SALE OF ASSETS .............................................1
      1.1   Purchased Assets ..................................................1
            1.1.1  Intellectual Property Rights ...............................1
            1.1.2  Eligible Inventory .........................................2
            1.1.3  Prepaid Expenses ...........................................2
            1.1.4  Contract and Other Rights ..................................2
            1.1.5  Other Assets ...............................................2
      1.2   Excluded Assets ...................................................2
            1.2.1  Cash and Investments .......................................2
            1.2.2  Receivables ................................................2
            1.2.3  Inventory ..................................................2
            1.2.4  Fixed Assets ...............................................2
            1.2.5  Other Excluded Assets ......................................2
      1.3   Names Following the Closing .......................................2
      1.4   Documentation .....................................................2
      1.5   Certain Consents to Assignment ....................................3
      1.6   Closing; Closing Date .............................................3
      1.7   Effective Time ....................................................3

2.    PURCHASE PRICE; PAYMENT .................................................3
      2.1   Purchase Price; Payment ...........................................3
      2.2   Allocation of Purchase Price ......................................4
      2.3   Signing Deposit ...................................................4
      2.4   Purchase Price Adjustment .........................................4
      2.5   Transfer Taxes ....................................................5

3.    ASSUMPTION OF LIABILITIES ...............................................6
      3.1   Assumed Liabilities ...............................................6
            3.1.1  Executory Agreements .......................................6
            3.1.2  Membership Programs ........................................6
            3.1.3  Customer Returns and Credits ...............................6
            3.1.4  Merchandise Purchase Orders ................................6
      3.2   Liabilities Not Assumed ...........................................6
            3.2.1  Accounts Payable and Accrued Liabilities ...................6
            3.2.2  Violation of Representations, Etc ..........................6
            3.2.3  Undisclosed Liabilities ....................................6
            3.2.4  Contingent Liabilities .....................................6
            3.2.5  Taxes Due on Sale ..........................................7
            3.2.6  Other Taxes ................................................7
            3.2.7  Pension and Other Employee Plans ...........................7
            3.2.8  Personal Injury, Products Liability and Recall Claims ......7
            3.2.9  Environmental Matters ......................................7
            3.2.10 Infringements ..............................................7
            3.2.11 Indebtedness ...............................................7
            3.2.12 Litigation .................................................7
            3.2.13 Excluded Assets ............................................7
      3.3   Retained Liabilities ..............................................7


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4.    REPRESENTATIONS AND WARRANTIES OF HANOVER AND SELLERS ...................8
      4.1   Organization / Qualification ......................................8
      4.2.  Authority .........................................................8
      4.3   No Violation ......................................................8
      4.4   Financial Information .............................................8
      4.5   Liabilities and Obligations .......................................9
      4.6   Absence of Certain Changes ........................................9
      4.7   Tax Returns and Reports ...........................................9
      4.8   Title to and Condition of Assets .................................10
      4.9   Contracts ........................................................10
      4.10  Eligible Inventory ...............................................10
      4.11  Litigation .......................................................10
      4.12  Insurance ........................................................11
      4.13  Intellectual Property ............................................11
      4.14  Legal Compliance .................................................11
      4.15  Suppliers ........................................................12
      4.16  Membership Programs ..............................................12
      4.17  Merchandise Returns / Credits ....................................12
      4.18  Disclosure .......................................................12
      4.19  Investment Representations .......................................12

5.    REPRESENTATIONS AND WARRANTIES OF BUYER ................................13
      5.1   Organization / Qualification .....................................13
      5.2   Authority ........................................................13
      5.3   No Violation .....................................................13
      5.4   Capitalization ...................................................13
      5.5   Disclosure .......................................................14
      5.6   Validity of Shares ...............................................14

6.    COVENANTS ..............................................................14
      6.1   Conduct of Business; No Material Change ..........................14
      6.2   Maintain Business as Going Concern ...............................14
      6.3   August Catalog ...................................................14
      6.4   Investigation ....................................................14
      6.5   Supplements to Exhibits ..........................................14
      6.6   Exclusivity ......................................................14

7.    CONDITIONS TO CLOSING ..................................................15
      7.1   Mutual Conditions ................................................15
            7.1.1  No Suit ...................................................15
            7.1.2  Subordination .............................................15
      7.2   Conditions to Buyer's Obligations ................................15
            7.2.1  Representations and Warranties ............................15
            7.2.2  Certificate ...............................................15
            7.2.3  Opinion ...................................................15
            7.2.4  Consents and Approvals ....................................15
            7.2.5  No Material Adverse Change ................................16
            7.2.6  Services Agreement ........................................16
            7.2.7  Financing .................................................16
            7.2.8  Liens .....................................................16
            7.2.9  Closing Documents .........................................16


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      7.3   Conditions to Hanover's and Sellers' Obligations .................16
            7.3.1  Representations and Warranties ............................16
            7.3.2  Certificate ...............................................17
            7.3.3  Opinion ...................................................17
            7.3.4  Approvals .................................................17
            7.3.5  Closing Documents .........................................17

8.    TERMINATION ............................................................17
      8.1   Termination of Agreement .........................................17
      8.2   Remedies .........................................................18

9.    INDEMNIFICATION ........................................................18
      9.1   Indemnification of Buyer .........................................18
      9.2   Indemnification of Hanover and Sellers ...........................19
      9.3   Method of Asserting Claims .......................................20
      9.4   Payments .........................................................20
      9.5   Nature and Survival of Representations ...........................20

10.   OTHER AGREEMENTS .......................................................21
      10.1  Noncompetition/Nonsolicitation ...................................21
      10.2  Membership Programs ..............................................21
      10.3  Customer Returns and Credits .....................................21
      10.4  Transition Services ..............................................22
      10.5  Purchase Option ..................................................22

11.   GENERAL PROVISIONS .....................................................22
      11.1  Entire Agreement .................................................22
      11.2  Waiver ...........................................................22
      11.3  Amendments .......................................................22
      11.4  Expenses .........................................................22
      11.5  Notices ..........................................................23
      11.6  Assignment .......................................................23
      11.7  Commissions and Finder's Fees ....................................24
      11.8  Severability .....................................................24
      11.9  Counterparts .....................................................24
      11.10 Headings .........................................................24
      11.11 Instruments of Further Assurance .................................24
      11.12 Publicity ........................................................24
      11.13 No Third Party Beneficiaries .....................................24
      11.14 Waiver of Trial by Jury ..........................................24
      11.15 Cumulative Remedies ..............................................24
      11.16 Governing Law ....................................................24

APPENDIX OF DEFINITIONS ......................................................26


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                                    EXHIBITS

Exhibit A           Opinion of Counsel to Hanover and Sellers

Exhibit B           Form of Direct Marketing Services Agreement

Exhibit C           Opinion of Counsel to Buyer

Exhibit D           Rights and Preferences of Preferred Stock

                                    SCHEDULES

Schedule 1.2        Excluded Assets
Schedule 2.2        Purchase Price Allocations
Schedule 4.1        Foreign Qualifications
Schedule 4.3        No Violation; Consents
Schedule 4.4        Financial Information
Schedule 4.5        Liabilities and Obligations
Schedule 4.6        Absence of Certain Changes
Schedule 4.7        Tax Returns and Reports
Schedule 4.8        Title to and Condition of Assets
Schedule 4.9        Contracts
Schedule 4.11       Litigation
Schedule 4.13       Intellectual Property
Schedule 4.14       Legal Compliance
Schedule 4.15       Principal Suppliers
Schedule 4.16       Membership Programs
Schedule 4.17       Merchandise Returns


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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of August 19, 1999, by and among Euclid Logistics, Inc., an Illinois corporation ("Buyer"); Hanover Direct, Inc., a Delaware corporation ("Hanover"); Austad Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Hanover ("AHI"); and The Austad Company, a South Dakota corporation and an indirect wholly-owned subsidiary of Hanover ("TAC"). AHI and TAC are collectively referred to herein as the "Sellers".

      Capitalized terms used but not defined herein shall have the respective meanings set forth in the Appendix to Definitions attached hereto and made a part hereof.

                                    RECITALS:

      WHEREAS, Hanover, through Sellers, is a direct marketer of golf equipment and related apparel and accessories (the "Business"); and

      WHEREAS, Sellers wish to sell, transfer and assign to Buyer, and Buyer wishes to purchase from Sellers, certain of the assets of Sellers used in the Business, upon the terms and conditions set forth herein; and

      WHEREAS, Hanover is the indirect owner of all of each Seller's capital stock and will substantially benefit from the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows.

      1. PURCHASE AND SALE OF ASSETS.

            1.1 Purchased Assets. On the terms and subject to the conditions contained herein, Hanover and/or Sellers agree to sell to Buyer, and Buyer agrees to purchase from Hanover and/or Sellers at the Closing and on the Closing Date (as each such term is defined in Section 1.6 hereof), free and clear of all liens, claims and encumbrances, certain of the assets, interests, properties, rights and privileges of every kind and description, owned or used by Hanover and/or Sellers in connection with the Business (the "Purchased Assets"), but not including those assets and properties specifically excluded by Section 1.2 hereof. The Purchased Assets shall include only the following:

                   1.1.1 Intellectual Property Rights. All (i) Trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (ii) Copyrights, copyrightable works and all applications, registrations, and renewals in connection therewith; (iii) advertising, catalog artwork and rights associated therewith, (iv) trade secrets and confidential business information (including all customer and vendor lists, pricing and cost information, and business and marketing plans and proposals), (v) electronic domain names, addresses or locations or any other form of online address, and all telephone numbers, and (vi) other intellectual property rights employed or utilized in the conduct of the Business, including, without limitation those described on Schedule 4.13 hereof (collectively, the "Intellectual Property Rights").


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                  1.1.2 Eligible Inventory. All Eligible Inventory.

                  1.1.3 Prepaid Expenses. All prepaid expenses, deposits or related assets relating to the Business, including, without limitation, all prepaid advertising.

                  1.1.4 Contract and Other Rights. All of each Seller's rights and interests in, to and under the contracts described in Schedule 4.9 hereof, except as provided in Section 1.5 hereof; and all other claims, rights and causes of action of each Seller against third parties relating to the Business.

                  1.1.5 Other Assets. All other assets of Hanover and/or Sellers used primarily in the conduct of the Business, whether tangible, intangible or mixed and whether or not reflected in the Financial Information (as defined in Section 4.4 hereof) or on Sellers' books or records, including all books, records and files (including all customer and vendor computer files and other records), and permits and licenses to the extent transferable under law.

            1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the following assets (the "Excluded Assets") shall not be sold to Buyer and shall be retained by Hanover and/or Sellers.

                  1.2.1 Cash and Investments. All of the petty cash, cash on deposit in banks or other financial institutions, and funds in payroll accounts of Hanover and/or Sellers; and all certificates of deposit, bonds, stock and other securities and investments of Hanover and/or Sellers.

                  1.2.2 Receivables. All of Hanover and/or Sellers' trade receivables, note receivables and other accounts receivable, including any intercompany accounts receivable).

                  1.2.3 Inventory. All inventory other than Eligible Inventory.

                  1.2.4 Fixed Assets. All fixed assets, equipment, computer hardware, vehicles, fixtures, furniture and similar tangible personal property employed by Hanover and/or Sellers in the conduct of the Business.

                  1.2.5 Other Excluded Assets. (i) All of Hanover's and Sellers' rights under this Agreement, (ii) Hanover and Sellers' corporate minute books and related records, (iii) all personnel records, (iv) all income tax returns and related tax records, and (v) any other assets described on Schedule 1.2 hereof.

            1.3 Names Following the Closing. Immediately following the Closing, each Seller shall (and Hanover shall cause any of its other Affiliates which use the "Austad" name in its corporate name to) amend its certificate or articles of incorporation so as to change its name to a name which does not include the "Austad" name, and neither Hanover, Sellers nor any of their Affiliates shall thereafter use such name or other names acquired by Buyer hereunder or names confusingly similar thereto.

            1.4 Documentation. In order to effectuate the sale, conveyance, transfer and assignment contemplated by Section 1.1 hereof, Hanover and Sellers shall execute and deliver on the Closing Date all such bills of sale and other documents or instruments of conveyance. transfer or assignment as shall be necessary or appropriate to vest or confirm in Buyer, all right, title and interest of Hanover and Sellers in and to all of the Purchased Assets, all of which documents shall be in form and substance satisfactory to counsel for Buyer, acting reasonably.


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            1.5 Certain Consents to Assignment. Hanover and Sellers agree that after the execution of this Agreement, at Buyer's request, they will use their Reasonable Efforts to obtain consents to assignment for all contracts or agreements, which require consent to assignment and which are being transferred to Buyer hereunder, whether or not Buyer has agreed to waive such consents as a condition to Closing, including but not limited to those consents described in
Schedule 4.3 hereto.

            To the extent that the assignment of any right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party, and Buyer shall have waived the obtaining of such consent prior to Closing, this Agreement shall not constitute a contract to assign the same until such consent is obtained. Hanover, Sellers and Buyer shall use their respective Reasonable Efforts after the Closing to obtain any consent necessary to any such assignment. If any such consent is not obtained, (i) this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement; and (ii) Hanover and Sellers will cooperate with Buyer, at Buyer's expense, in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of Sellers' rights under such right or agreement, including enforcement of any and all rights of Sellers against the other party thereto arising out of a breach or cancellation thereof by such other party.

            1.6 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lord, Bissell & Brook, 115 South LaSalle Street, Chicago, Illinois 60603, at 9:00 a.m. (Chicago time), sixty (60) days from the date hereof or at such other time, date or place as may be mutually agreed upon by Buyer and Hanover (the "Closing Date").

            At the Closing, (i) Hanover and Sellers shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, (ii) Buyer shall assume the Assumed Liabilities (as defined in Section 3 hereof), (iii) Hanover and Sellers will deliver to Buyer the various agreements, certificates, opinions and documents referred to in Section 7.2 below, (iv) Buyer will deliver to Hanover and Sellers the various agreements, certificates, opinions and documents referred to in Section 7.3 below, and (v) Buyer will pay to Hanover and Sellers the portion of the Purchase Price payable at Closing in accordance with Section
2.1 hereof.

            1.7 Effective Time. Title to the Purchased Assets shall be deemed to have been transferred to Buyer at 12:01 a.m. (Chicago time) on the Closing Date.

      2. PURCHASE PRICE; PAYMENT.

            2.1 Purchase Price: Payment. Subject to adjustment as provided in
Section 2.4 hereof, Buyer agrees to pay, and Hanover and Sellers agree to accept, as the "Purchase Price" for the covenant not to compete described in
Section 10.1 hereof, and for the Purchased Assets the following:

                  (i) the assumption, payment, performance and discharge, when and as due, of the Assumed Liabilities (as such term is defined in Section 3 hereof);

                  (ii) the sum of $1,400,000 payable in cash at Closing by wire transfer of immediately available funds to an account designated by Sellers or otherwise as the parties may agree;


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                  (iii) the sum of $400,000, without interest, payable in cash within sixty (60) days following the Closing Date by wire transfer of immediately available Funds to an account designated by Sellers or otherwise as the parties may agree;

                  (iv) the sum of $244,000, without interest, payable in cash within ninety (90) days following the Closing Date by wire transfer of immediately available funds to an account designated by Sellers or otherwise as the parties may agree; and

                  (v) a certificate for 1,988,000 shares of Preferred Stock, to be delivered at the Closing.

            2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets and the covenant not to compete contained in Section 10.1 hereof, as set forth on Schedule 2.2 hereto. The parties agree that the allocation set forth in Schedule 2.2 shall be used by them and respected for all purposes, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes. The allocations set forth on Schedule 2.2 shall be appropriately adjusted by the parties to reflect the adjustments to the Purchase Price pursuant to Section 2.4 hereof.

            2.3 Signing Deposit. Hanover and Sellers acknowledge that Buyer has previously deposited with Hanover the sum of $50,000, which is being held by Hanover in an interest bearing money market account (the "Signing Deposit"). At the Closing, Buyer shall receive a credit against the Purchase Price for the amount of the Signing Deposit plus all accrued interest thereon. In the event this Agreement is terminated by either party pursuant to Article 8 hereof, Hanover shall promptly return the Signing Deposit and all accrued interest thereon to Buyer, except as otherwise provided in Section 8.2(b) hereof.

            2.4 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment following the Closing Date in the manner described below.

            (a) Within thirty (30) days prior to the Closing Date, Hanover and/or Sellers will conduct a physical count of the Eligible Inventory to be included in the Purchased Assets. Hanover will give five (5) days prior written notice to Buyer of the date such inventory count will be conducted and Buyer and/or its accountants shall have the right to observe such inventory count.

            (b) As soon as reasonably practicable after the Closing Date and in any event no later than forty-five (45) days after the Closing Date, Hanover and/or Sellers will prepare and present to Buyer the following statements prepared as of 12:01 a.m. (Chicago time) on the Closing Date statements indicating: (i) the amount of Eligible Inventory included in the Purchased Assets, (ii) the amount of prepaid advertising included in the Purchased Assets, determined in accordance with Sellers' normal accounting practices, consistently applied, and (iii) the number of Active Customers of the Business (the "Initial Closing Statements").

            (c) Upon receipt of the Initial Closing Statements, Buyer and its accountants shall be permitted during the succeeding thirty (30) day period to examine the accounting records and work papers prepared by Hanover and/or Sellers or their accountants in connection with the preparation of the Initial Closing Statements. If Buyer agrees to the Initial Closing Statements, they shall become the final closing statements (the "Final Closing Statements"). If Buyer does not agree to the Initial Closing Statements, it shall within thirty
(30) days after delivery of the Initial Closing Statements by Hanover and/or Sellers, prepare and deliver to Hanover a list of disputed adjustments (the "Disputed Adjustments") to the Initial Closing Statements. Buyer and Hanover shall use their best efforts to resolve the Disputed Adjustments. If Buyer and Hanover are able to reach an


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agreement on the Disputed Adjustments, the Initial Closing Statements shall be amended to reflect such agreement and shall become the Final Closing Statements.

            (d) If Buyer and Hanover are unable to reach an agreement on the Disputed Adjustments within thirty (30) days after receipt by Buyer of the Disputed Adjustments, then the Disputed Adjustments shall be resolved by a nationally-recognized firm of certified public accountants mutually acceptable to Buyer and Hanover (the "Accounting Referee"). The parties shall use their Reasonable Efforts to cause the Accounting Referee to promptly review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments. In making such determination, the Accounting Referee shall consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each Disputed Adjustment's value, as so computed, shall not, in any event, be less than zero or greater than the amount of the Disputed Adjustments. Such determination shall be made within thirty (30) days after the date on which the Accounting Referee receives notice of the Disputed Adjustments. The Initial Closing Statements shall then be amended to reflect the determination of the final value of each of the Disputed Adjustments and shall become the Final Closing Statements, which shall be conclusive and binding on the parties to this Agreement for purposes of determining any adjustment of the Purchase Price pursuant to this Section 2.4 and shall be non-appealable. The fees, costs and expenses of the Accounting Referee in conducting such review shall be shared equally by Buyer and Hanover.

            (e) The amount of the Purchase Price shall be adjusted based on the Final Closing Statements as follows:

            (i) The Purchase Price shall be either (A) increased by the amount of Eligible Inventory reflected on the Final Closing Statement in excess of $2,500,000, subject to a maximum increase of no more than $600,000, or
      (B) decreased by the amount of Eligible Inventory reflected on the Final Closing Statement less than $2,500,000;

            (ii) The Purchase Price shall be either (A) increased by the amount of prepaid advertising reflected on the Final Closing Statement in excess of $400,000, subject to a maximum increase of no more than $50,000, or (B) decreased by the amount of prepaid advertising reflected on the Final Closing Statement less than $400,000; and

            (iii) The Purchase Price shall be either (A) increased by an amount equal to $8 multiplied by the number of Active Customers reflected on the Final Closing Statement greater than 97,000, subject to a maximum increase of no more than $160,000, or (B) decreased by an amount equal to $8 multiplied by the number of Active Customers reflected on the Final Closing Statement less than 97,000.

Within five (5) business days after the determination of the Final Closing Statements, either Buyer shall pay to Sellers the amount of the net increase in Purchase Price or Sellers shall pay to Buyer the amount of the net decrease in the Purchase Price, in each case as determined as provided in this Section 2.4(e). The parties agree that any amounts due to Buyer pursuant to this Section 2.4(e) shall be first offset against the payments due to Sellers pursuant to
Section 2.l(iii) and (iv) hereof and next by the redemption of shares of the shares of Preferred Stock issued pursuant to Section 2.1(v) hereof Any remaining amounts due to Buyer pursuant to this Section 2.4(e) shall be paid in cash.

            2.5 Transfer Taxes. Buyer agrees to reimburse Sellers for fifty percent (50%) of the first $20,000 of any sales, use, transfer taxes or assessments incurred by Sellers and arising from, based upon or related to the sale, transfer and delivery of the Purchased Assets pursuant to this Agreement.


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      3. ASSUMPTION OF LIABILITIES.

            3.1 Assumed Liabilities. At the Closing, Buyer shall assume and agree to perform and discharge when and as due the following liabilities and obligations which accrue on or following the Closing Date, and no others (the "Assumed Liabilities"):

                  3.1.1 Executory Agreements. Liabilities and obligations which accrue on or following the Closing Date under the contracts described on
Schedule 4.9 hereof.

                  3.1.2 Membership Programs. Sellers' liabilities and obligations to members as of the Closing Date under the membership programs of the Business to the extent disclosed on Schedule 4.16 hereof for the balance of the current membership year, subject to Sellers' obligations under Section 10.2 hereof.

                  3.1.3 Customer Returns and Credits. Sellers' liabilities and obligations for (i) customer credits issued prior to the Closing Date in the ordinary course of business, (ii) merchandise returns for products purchased prior to the Closing Date in accordance with Sellers' merchandise return policy disclosed on Schedule 4.17 hereof, and (iii) gift certificates for the Business sold prior to the Closing Date in the ordinary course of business, in each case, subject to Sellers' obligations under Section 10.3 hereof.

                  3.1.4 Merchandise Purchase Orders. Seller's liabilities and obligations for trade payables arising from merchandise ordered but not received by Seller prior to the Closing Date which have been approved in writing by Buyer on or prior to the Closing Date.

            3.2 Liabilities Not Assumed. Except as specifically provided in
Section 3.1 hereof, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Hanover, Sellers, or any of their Affiliates or the Business of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Hanover, Sellers or their Affiliates, as the case may be. Specifically, but without limiting the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations (the "Excluded Liabilities"):

                  3.2.1 Accounts Payable and Accrued Liabilities. Accounts payable and accrued liabilities of Sellers incurred in the ordinary course of the Business, including any liabilities or obligations to Hanover or any of its Affiliates.

                  3.2.2 Violation of Representations, Etc. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Hanover and/or Sellers contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Hanover and/or Sellers on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.

                  3.2.3 Undisclosed Liabilities. Debts, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed in writing by Buyer.

                  3.2.4 Contingent Liabilities. Contingent liabilities of Hanover or Sellers of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims,


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proceedings or causes of action which are currently, or hereafter become, the subject of claims, assertions, litigation or arbitration.

                  3.2.5 Taxes Due on Sale. Except as provided in Section 2.5 hereof, debts, obligations or liabilities of Hanover or Sellers for Federal, state, county, local, foreign or other income, sales, use or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement.

                  3.2.6 Other Taxes. Debts, obligations or liabilities of Hanover or Sellers, whether absolute, accrued, contingent or otherwise, for (i) Federal and state income taxes; (ii) all franchise taxes of Sellers (including interest and penalties thereon, if any); and (iii) any other Taxes of Hanover or Sellers.

                  3.2.7 Pension and Other Employee Plans. Debts, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, or any employment agreements, whether express or implied, applicable to any of Hanover and/or Sellers' employees at any time through and including the Closing Date.

                  3.2.8 Personal Injury, Products Liability and Recall Claims. Debts, expenses, obligations or liabilities of Hanover and/or Sellers arising out of any claim for personal injury (including worker's compensation or otherwise), property damage, product recall, product liability or strict liability, arising from events (including the shipment of goods) occurring on or prior to the Closing Date (whether or not such claim is then asserted).

                  3.2.9 Environmental Matters. Any debts, expenses, obligations or liabilities arising out of claims alleging damage to the environment or similar claims with respect to the conduct of the Business or the ownership or operation by Hanover and/or Sellers of real property on or before the Closing Date.

                  3.2.10 Infringements. Any liability or obligation of Hanover and/or Sellers arising out of any wrongful or unlawful violation or infringement of any proprietary right of any person or entity occurring on or prior to the Closing Date.

                  3.2.11 Indebtedness. Any liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise, of or by Hanover and/or Sellers.

                  3.2.12 Litigation. Debts, expenses, obligations or liabilities of Hanover or Sellers arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date (whether or not such claim is then asserted).

                  3.2.13 Excluded Assets. Any liabilities or obligations arising out of or relating to the Excluded Assets.

            3.3 Retained Liabilities. After the Closing, Hanover and Sellers, jointly and severally, agree to pay, perform and discharge, as and when due. all of the liabilities and obligations


                                       7-
of each Seller arising or existing prior to the Closing Date, other than the Assumed Liabilities (the "Retained Liabilities").

      4. REPRESENTATIONS AND WARRANTIES OF HANOVER AND SELLERS.

            Hanover and Sellers, jointly and severally, represent and warrant to Buyer as follows:

            4.1 Organization / Qualification. Hanover and each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. Each Seller is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect, and such jurisdictions are listed on Schedule 4.1. True and complete copies of the certificate of incorporation, as amended to date, and the by-laws, as amended to date, of each Seller have been furnished to Buyer.

            4.2. Authority. Hanover and each Seller has all necessary power and authority (corporate or otherwise) to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly approved and authorized by all necessary corporate actions on behalf of Hanover and Sellers. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Hanover and each Seller to Buyer hereunder will constitute, the valid and binding agreements of such parties, enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws effecting creditors' rights generally).

            4.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting the Purchased Assets pursuant to, or result in the creation or imposition of any security interest, lien, or other encumbrance upon, any of the Purchased Assets under: (a) any term or provision of the certificate of incorporation or by-laws (or other organic document) of Hanover or either Seller; (b) any statute or law; (c) any judgment, decree, order, regulation or rule of any court or governmental authority; or (d) any contract, agreement, indenture, lease or other commitment to which Hanover or either Seller is a party or is bound, or cause any change in the rights or obligations of any party under any such contract, agreement, indenture, lease, or other commitment that would have a Material Adverse Effect.

            Except as set forth on Schedule 4.3 hereto, no consent of, or notice to, any federal, state, local or foreign authority, or any private person or entity, is required to be obtained or given by Hanover or either Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Hanover or either Seller, or to enable Buyer to continue to conduct the Business after the Closing.

            4.4 Financial Information. Schedule 4.4 hereto contains true and correct copies of the following financial information: (i) the unaudited balance sheet of the Business, together with


                                       8-
the related financial information at and for each of the 1996, 1997 and 1998 fiscal years; and (ii) the unaudited balance sheet of the Business, together with the related financial information at and for the six (6) month period ended June 30, 1999 (the "Interim Financials"). The financial information described in clauses (i) and (ii) above is referred to herein as the "Financial Information".

            Each of the balance sheets included in the Financial Information fairly present the assets and liabilities of the Business as at the respective dates thereof, and the financial information regarding variable contribution are complete and accurate and fairly present the variable contribution of the Business for the periods therein referred to, all in accordance with Sellers' normal accounting practices, consistently applied.

            4.5 Liabilities and Obligations. There are no liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever with respect to the Business, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the balance sheet included in the Interim Financials except: (a) liabilities and obligations incurred in the ordinary course of business since the date of the balance sheet included in the Interim Financials, which are of the same nature as those set forth in such balance sheet, or (b) liabilities and obligations which are specifically disclosed in Schedule 4.5. To Seller's Knowledge, there is no basis for assertion against Hanover and/or Sellers of any liabilities or obligations with respect to the Business which are not adequately reflected, reserved against or given effect to in the balance sheet included in the Interim Financials or in Schedule 4.5 except for liabilities and obligations described in clause (a) above.

            4.6 Absence of Certain Changes. Except as disclosed in Schedule 4.6, since March 27, 1999, there has not been: (a) any material adverse change in the condition (financial or otherwise) of the Purchased Assets, liabilities, results of operation or business prospects of the Business; (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Purchased Assets, liabilities, financial condition, results of operations or business prospects of the Business; (c) any change in the accounting methods or practices followed by Hanover and/or Sellers with respect to the Business or any change in depreciation or amortization policies or rates theretofore adopted;
(d) any material change by Hanover or Sellers of their selling, advertising or marketing practices with respect to the Business, or (e) any sale, lease, abandonment or other disposition by Hanover or Sellers of any intangible assets of the Business, or any cancellation of any material claims held by Hanover or Sellers with respect to the Business.

            4.7 Tax Returns and Reports. All returns and reports relating to Taxes with respect to the Business (the "Tax Returns") required to be filed by Hanover and/or Sellers through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are or will be true and correct and prepared in accordance with applicable law and regulations and properly reflect, or will properly reflect, the Taxes of Hanover and Sellers for the periods covered thereby.

            Except as set forth on Schedule 4.7, all Taxes due and payable by Hanover and Sellers with respect to the Business for all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged. There are no unpaid Taxes with respect to any period prior to and through the date hereof, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a lien on the Purchased Assets, except for current Taxes not yet due and payable.


                                       9-

            Neither Hanover nor either Seller has received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other governmental authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Hanover or Sellers, except as disclosed in Schedule 4.7. To Seller's Knowledge, there has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any Tax Return. Neither Hanover nor either Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            Except as disclosed in Schedule 4.7. there are no Tax liens on any of the Purchased Assets, except for liens for current taxes not yet due and payable and there is no basis for any additional assessment of any Taxes with respect to the Business. Neither Hanover nor Seller has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

            Hanover and/or Sellers have withheld and paid all Taxes with respect to the Business required to have been withheld and paid in connection with amounts paid or due and owing to any employee, creditor, independent contractor, or other third party and has properly reflected the status of all employees and independent contractors in connection therewith as required by all applicable laws.

            4.8 Title to and Condition of Assets. Hanover and/or Sellers are the owner of, and have good and marketable title to, all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever, except for: (a) the lien of current taxes not yet due and payable, and (b) other title exceptions disclosed and described in Schedule 4.8 hereto.

            4.9 Contracts. Except as set forth in Schedule 4.9. Hanover and/or Sellers are not a party to, or bound by, any oral or written contracts, agreements, commitments or understandings with respect to the Business: (a) for the purchase of Inventory or other products involving the payment of in excess of $10,000 per annum or the term of which at any time exceeded ninety (90) days (including, without limitation, vendor supply contracts or purchase orders); (b) for the purchase of advertising or marketing services or other services involving the payment of in excess of $10,000 per annum or the term of which at any time exceeded ninety (90) days; (c) relating to the ownership, use or licensing of any Intellectual Property Rights; or (d) which are material to the Business.

            All of the contracts listed on Schedule 4.9 hereof constitute the legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither Hanover, Sellers, nor, to Seller's Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any such contract. Correct and complete copies of all written contracts disclosed on Schedule 3.1.1 or Schedule 4.9 hereof have been provided to Buyer.

            4.10 Eligible Inventory. All Eligible Inventory included in the Purchased Assets will at the Closing Date be valued, at purchased cost, before valuation reserves, in accordance with Sellers' normal accounting practices, consistently applied.

            4.11 Litigation. Except as disclosed in Schedule 4.11, there are no lawsuits, proceedings, claims or governmental investigations pending or, to Seller's Knowledge, threatened against, or involving, Hanover or Sellers which relate to the Business, and there is no basis known to Hanover or Sellers for any such action. Except as set forth in Schedule 4.11, there are no


                                      10-
judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Hanover or Sellers applicable to the Business.

            4.12 Insurance. Hanover and Sellers maintain insurance in such amounts and against such risks as are usual and customary and adequate to protect the Business and the Purchased Assets. All such policies are (and pending Closing will continue to be) in full force and effect, and Hanover and/or Sellers are not in default in any material respect with respect to any provision contained in any insurance policies, nor has Hanover and/or Sellers failed to give any notice or present any claim thereunder in due and timely fashion.

            4.13 Intellectual Property. Schedule 4.13 hereto lists the current interests of Hanover and each Seller in all Intellectual Property Rights used in the conduct of the Business, including, without limitation (i) all Trademarks, service marks, trade dress, logos, trade names, together with all derivations and combinations thereof, and all applications, registrations, and renewals in connection therewith, (ii) all Copyrights, copyrightable works and all applications, registrations, and renewals in connection therewith, (iii) to Seller's Knowledge, a list of all catalogs used in the conduct of the Business since January 1, 1996, (iv) all customer and vendor lists, and (v) all electronic domain names, addresses or locations or any other form of online address, and all telephone numbers used in the conduct of the Business.

            Except as described in Schedule 4.13 Hanover and/or Sellers are the sole and exclusive owners of all of the Intellectual Property Rights, and has the sole and exclusive right to use such rights or receive the payments of fees and royalties described therein. No other person or entity owns any right, title or interest not specified in Schedule 4.13, or has any right to a royalty or payment of any kind from Hanover or Sellers with respect to the Intellectual Property Rights. There are no asserted claims or litigation challenging or threatening to challenge the right, title and interest of Hanover and/or Sellers to use the Intellectual Property Rights.

            The operation of the Business does not violate any rights of others in the Intellectual Property Rights, no further rights or licenses with respect thereto are required by Hanover and/or Sellers for the conduct of the Business as now being conducted by it, and the Intellectual Property Rights are not being violated or infringed by others. The consummation of the transactions contemplated by this Agreement will not alter or impair any of the Intellectual Property Rights.

            4.14 Legal Compliance. To Seller's Knowledge, Hanover and Sellers are not in violation of any law, regulation or order of any court or federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards, immigration, controls, wages and hours, civil rights and occupational health and safety) with respect to the Business and neither Hanover nor Sellers have received any notice of claimed noncompliance.

            To Seller's Knowledge, Hanover and/or Sellers possess or have applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the "Approvals") to own the Purchased Assets and to carry on the Business as now conducted. Neither Hanover nor Sellers have received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could have a Material Adverse Effect. The Approvals are identified in Schedule 4.14. Hanover and/or Sellers are operating in substantial compliance with the provisions, terms and conditions of the Approvals.


                                      11-

            4.15 Suppliers. Schedule 4.15 sets forth a list of each Person supplying goods or other services to the Business during the 1997 and 1998 calendar years and the first six (6) months of 1999, showing in each case the approximate sales volume of products from such supplier during each such period. Since January 1, 1999, there has not been any material adverse change in the business relationship of Hanover or Sellers with any such supplier. To Seller's Knowledge, no supplier listed on Schedule 4.15 intends to cease selling to or dealing with Buyer after the Closing nor intends to alter in any material respect the amount of sales or the extent of dealings with Buyer after the Closing.

            4.16 Membership Programs. Schedule 4.16 sets forth (i) a description of all membership programs applicable to customers of the Business or any other program which entitles customers of the Business to purchase goods from the Business at a discount or on other preferential terms, and (ii) a membership list for each such membership program which includes the expiration date of the current membership term for each such member.

            4.17 Merchandise Returns / Credits. Except as set forth on Schedule
4.17 hereof, (i) no customer of the Business has any right to return any goods for credit or refund pursuant to any formal or informal policy or practice of Hanover and/or Sellers, and (ii) neither Hanover nor either Seller has given any express or implied warranties in connection with merchandise sales by the Business. The current merchandise return policy for the Business is fully described on Schedule 4.17 hereof. Since January 1, 1999, Hanover and Sellers have not issued any customer credits or sold any gift certificates other than in the ordinary course of business, consistent with their past practices.

            4.18 Disclosure. No representation or warranty of Hanover or Sellers made hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder. Except as expressly set forth in this Agreement and the Schedules, neither Hanover nor either Seller has knowledge of any facts which will or may reasonably be expected to have any Material Adverse Effect.

            4.19 Investment Representations.

      (a) Hanover and each Seller represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act.

      (b) Hanover and each Seller represents that (i) it does not presently intend to sell or otherwise transfer or dispose of the Preferred Stock received by Sellers pursuant to this Agreement, (ii) it is acquiring the Preferred Stock for its own account and not for that of any other persons, and without a view to or in connection with any distribution thereof which is in violation of the Securities Act or in violation of any applicable state securities laws, (iii) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Preferred Stock and (iv) it has been afforded the opportunity to ask such questions and receive such other information from Buyer's representatives as they deem necessary in order to evaluate its investment in the Preferred Stock.

      (c) Hanover and each Seller understand and acknowledge that the Preferred Stock to be issued by Buyer pursuant to this Agreement will not have been registered under the Securities Act or qualified under any applicable state securities laws on the date of its issuance and will constitute "restricted securities" within the meaning of Rule 144 of the Securities Act and therefore may not


                                      12-
be resold unless registered under the Securities Act or sold pursuant to an exemption from registration. The certificates representing the Preferred Stock acquired by Sellers shall bear such legend as Buyer deems necessary or appropriate to comply with the Securities Act and any other applicable federal and state laws.

      5. REPRESENTATIONS AND WARRANTIES OF BUYER.

            Buyer represents and warrants to Hanover and Sellers as follows:

            5.1 Organization / Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Illinois, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. Buyer is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect upon its assets, properties, financial condition, results of operation or business prospects. True and complete copies of the articles of incorporation, as amended to date, and the by-laws, as amended to date, of Buyer have been furnished to Sellers.

            5.2 Authority. Buyer has all requisite power and authority (corporate or otherwise) to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Buyer pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on Buyer's part and this Agreement and all other agreements and documents to be executed and delivered by Buyer pursuant hereto constitute the valid and binding agreements of Buyer, enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

            5.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon, any of the assets of Buyer under: (a) any term or provision of the certificate of incorporation or by-laws (or other organic document) of Buyer;
(b) any statute or law; (c) any judgment, decree, order, regulation or rule of any court or governmental authority; (d) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or is bound; or (e) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease, or other commitment.

            No consent of, or notice to, any federal, state or local authority, or any other person or entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and documents to be executed, delivered and performed by Buyer pursuant hereto.

            5.4 Capitalization. As of the date hereof, Buyer's authorized capital stock consists of 100,000 shares of common stock, no par value, of which 1,000 shares are currently issued and outstanding. On or prior to the Closing Date, Buyer shall amend its articles of incorporation to increase its authorized capital stock to: (i) at least 5,000,000 shares of common


                                      13-
stock, no par value, and (ii) 1,988,000 shares of Preferred Stock. As of the Closing Date, no more than 2,325,000 shares of Buyer's common stock shall be issued and outstanding.

            5.5 Disclosure. No representation or warranty of Buyer made hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

            5.6 Validity of Shares. The Preferred Stock to be issued pursuant to
Section 2.1(v) hereof, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable.

      6. COVENANTS.

            Hanover and Sellers, jointly and severally, covenant and agree with Buyer that from the date hereof until the Closing or other termination of this
Agreement:

            6.1 Conduct of Business; No Material Change. Hanover and Sellers will conduct the Business only in the ordinary course and will make no material change in the operation of the Business. Without limiting the generality of the foregoing, Hanover and Sellers will not make or permit any change in the Business which, if occurring prior to the date hereof, would have been subject to disclosure pursuant to Section 4.6(c) through (e) hereof, or take any actions that would render any representation or warranty contained in Section 4 hereof inaccurate as of the Closing Date, except for changes permitted or contemplated by this Agreement.

            6.2 Maintain Business as Going Concern. Hanover and Sellers will preserve the Business and will use their best efforts to preserve the goodwill of the suppliers, customers and others having business relations with the Business.

            6.3 August Catalog. Hanover and Sellers, in consultation with Buyer, shall continue the design and development of the Austad's catalog for August 1999.

            6.4 Investigation. Hanover and Sellers shall at all reasonable times allow Buyer and its representatives full access during normal business hours to all offices, operations, equipment, property, books, contracts, commitments, records and affairs of Hanover and Sellers relating to the Business for the purpose of familiarizing themselves with the operation and conduct of all aspects of the Business and for the purpose of reasonable inspection, examination, audit, counting and copying; provided such access shall not unreasonably interfere with the operation and conduct of the Business. All information and documents provided by Hanover and Sellers to Buyer in the course of such investigation by Buyer shall be subject to the terms of that certain Letter of Intent dated as of July 14, 1999 between Buyer and Hanover.

            6.5 Supplements to Exhibits. From time to time prior to the Closing Date, Hanover and Sellers will promptly supplement or amend any Schedules provided for in this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the conditions set forth in Section 7.2.1 of this Agreement.

            6.6 Exclusivity. Prior to the termination of this Agreement in accordance with Article 8 hereof, neither Hanover, Sellers nor any of their Affiliates, will solicit, negotiate, act upon or entertain in any way an offer from any other Person to purchase any material assets of the


                                      14-

Business (other than in the ordinary course of business) or furnish any information to any other Person in that regard.

      7. CONDITIONS TO CLOSING.

            7.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

                  7.1.1 No Suit. No suit, action or other proceeding or investigation shall to the knowledge of any party hereto be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

                  7.1.2 Subordination. Hanover and Sellers shall have agreed to subordinate the deferred portion of the Purchase Price to Buyer's debt financing for the transactions contemplated by this Agreement, on such terms as Buyer, Buyer's lender and Hanover mutually agree.

            7.2 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

                  7.2.1 Representations and Warranties. All representations and warranties made by Hanover and Sellers contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Hanover and Sellers shall have duly performed or complied with all of the obligations to be performed or complied with by each of them under the terms of this Agreement on or prior to Closing.

                  7.2.2 Certificate. Hanover and Sellers shall each have delivered to Buyer a certificate dated as of the Closing Date certifying that: (a) all of the representations and warranties made by them under this Agreement and the Schedules hereto are accurate, true and complete in all material respects, and (b) all of the covenants, obligations and conditions to be performed as of the Closing on their part under this Agreement have been duly performed.

                  7.2.3 Opinion. Buyer shall have received from Brown, Raysman, Millstein, Felder & Steiner, LLP, counsel to Hanover and Sellers, an opinion of such counsel, dated the Closing Date, in the form attached hereto as Exhibit A.

                  7.2.4 Consents and Approvals. All material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Hanover and Sellers and the consummation by such parties of the transactions contemplated hereby, all as so indicated in Schedule 4.3, shall have been obtained, and Hanover and Sellers shall have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default by Hanover or Sellers under any contract to which any of them is a party or for the continuation of any agreement to which any of them is a party and which relates and is material to the Business.


                                      15-

                  7.2.5 No Material Adverse Change. There shall have occurred no material adverse change (whether or not covered by insurance) in the Purchased Assets or business prospects of the Business since the date of this Agreement.

                  7.2.6 Services Agreement. At Buyer's option, Buyer and Keystone Fulfillment, Inc. shall have entered into a Direct Marketing Services Agreement in the form attached hereto as Exhibit B.

                  7.2.7 Financing. Buyer shall have obtained equity and/or debt financing on terms and conditions acceptable to Buyer, in its sole discretion, in an amount sufficient to complete the transactions contemplated by this Agreement.

                  7.2.8 Liens. Hanover and Sellers shall have obtained appropriate UCC termination statements and/or releases for all liens or other encumbrances relating to the Purchased Assets.

                  7.2.9 Closing Documents. The following documents shall have been delivered to Buyer:

                  (a) Bill of Sale. Bill of sale(s) for the assignment, transfer and conveyance of the Purchased Assets from Hanover and/or Sellers to Buyer, in form and substance reasonably acceptable to Buyer's counsel.

                  (b) Trademark Assignment. An assignment for the trademarks listed on Schedule 4.13 hereto from Hanover and/or Sellers to Buyer, in form and substance reasonably acceptable to Buyer's counsel.

                  (c) Certified Charter. A true and complete copy of the
            articles of incorporation of each Seller, certified by its jurisdiction of incorporation.

                  (d) Secretary's Certificate. True and complete copies of the bylaws of each Seller and the resolutions of the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement, certified by its Secretary.

                  (e) Good Standings. Certificates of legal existence and good standing dated within thirty (30) days prior to the Closing Date for Hanover from the State of Delaware and each Seller from its jurisdiction of incorporation and each jurisdiction in which it is qualified to do business.

                  (f) Other. Such other documents as counsel for Buyer may
            reasonably request.

            7.3 Conditions to Hanover's and Sellers' Obligations. The obligations of Hanover and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  7.3.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.


                                      16-

                  7.3.2 Certificate. Buyer shall have delivered to Hanover and Sellers a certificate of one of its duly authorized officers, dated as of the Closing Date certifying that: (a) all of the representations and warranties made by Buyer under this Agreement and the Schedules hereto are accurate, true and complete in all material respects, and (b) all of the covenants, obligations and conditions to be performed as of the Closing on the part of Buyer under this Agreement have been duly performed.

                  7.3.3 Opinion. Hanover and Sellers shall have received from Lord, Bissell & Brook counsel to Buyer, an opinion of such counsel, dated the Closing Date, in the form attached hereto as Exhibit C.

                  7.3.4 Approvals. All material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, shall have been obtained.

                  7.3.5 Closing Documents. The following documents shall have been delivered to Hanover and Sellers:

                  (a) Purchase Price. The portion of the Purchase Price payable at Closing in accordance with Section 2.1 hereof.

                  (b) Assumption Agreement. An agreement for the assumption by
            Buyer of the Assumed Liabilities, in form and substance reasonably acceptable to Sellers' counsel.

                  (c) Certified Charter. A true and complete copy of the
            articles of incorporation of Buyer, certified by its jurisdiction of incorporation.

                  (d) Secretary's Certificate. True and complete copies of the bylaws of Buyer and the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, certified by its Secretary.

                  (e) Good Standing. Certificate of legal existence and good standing dated within thirty (30) days prior to the Closing Date for Buyer from the jurisdiction of its incorporation.

                  (f) Resale Certificate. A Pennsylvania Resale Exemption
            certificate with respect to the sale of the Purchased Assets to Buyer.

                  (g) Other. Such other documents as counsel for Hanover and
            Sellers may reasonably request.

      8. TERMINATION.

            8.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

                  (a) Outside Closing Date. By Buyer, on one hand, or by Hanover and Seller, on the other hand, if the Closing shall not have occurred within sixty (60) days from the date hereof, or such later date as may be agreed to by Buyer and


                                      17-

            Hanover, provided that the party desiring to terminate this Agreement did not cause undue delay in fulfilling its obligations hereunder.

                  (b) Mutual Consent. By mutual consent of all of the parties hereto.

                  (c) Breach. By Buyer, on the one hand, or by Hanover and
            Sellers, on the other hand, by reason of the breach by the other in any material respect of any of its or their representations, warranties, covenants or agreements contained in this Agreement.

                  (d) Respective Conditions. By Buyer, on the one hand, or by
            Hanover and Sellers, on the other hand, if the conditions precedent to their respective obligations contained in Sections 7.2 or 7.3 hereof have not been met in all material respects through no fault of the terminating party.

                  (e) Mutual Conditions. By Buyer, on the one hand, or by
            Hanover and Sellers, on the other hand, if any of the conditions described in Section 7.1 shall not have been fulfilled through no fault of the terminating party.

            8.2 Remedies. (a) Except as provided in Section 8.2(b) below, in the event of the termination of this Agreement pursuant to Section 8.1, no party hereto shall have any liability or further obligation to any other party to this Agreement, except for any willful breach of this Agreement prior to the termination of this Agreement as provided herein. The foregoing provision shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

            (b) In the event of a termination of this Agreement (i) by Buyer pursuant to Section 8.1(a), or Section 8.1(d) solely by reason of the failure of the condition set forth in Section 7.2.7 (Financing), or (ii) by Hanover and Sellers pursuant to Sections 8.1(a), (c) or (d) above, Hanover and Seller shall be entitled to retain, as liquidated damages and not as a penalty, the Signing Deposit and all accrued interest thereon. In the event of a termination of this Agreement other than as provided in subclauses (i) or (ii) in the preceding sentence, Hanover and Sellers shall promptly return the Signing Deposit and all accrued interest thereon to Buyer.

      9. INDEMNIFICATION.

            From and after the Closing, the parties shall be indemnified as set forth below.

            9.1 Indemnification of Buyer. Hanover and Sellers, jointly and severally, covenant and agree with Buyer that they shall reimburse and indemnify and hold Buyer and its directors, officers, employees and agents (the "Buyer Indemnified Parties") harmless from, against and in respect of any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses, (including, without limitation, reasonable attorneys' fees) ("Claims") incurred by any of Buyer Indemnified Parties that result from:

            (a) any inaccuracy in or breach of any representations or warranties made by Hanover and Sellers in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to Buyer by or on behalf of Hanover or Sellers pursuant to this Agreement;


                                      18-

            (b) any nonfulfillment of any covenant or agreement of any of Hanover or Sellers under this Agreement;

            (c) any and all Retained Liabilities;

            (d) any Taxes, payments or accruals for salaries, wages, amounts payable under Employee Plans or otherwise to employees or agents of Hanover or Sellers, and other liabilities and obligations of Hanover and Sellers, in each case relating to and incurred with respect to the periods prior to the Closing Date, whether or not due or payable prior to the Closing Date;

            (e) any claims or litigation matters which relate or are due to the conduct of the Business prior to the Closing Date, including, without limitation, the claims described in Schedule 4.11 hereto;

            (f) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;

            (g) any fees, expenses or other payments incurred or owed by Hanover or Sellers to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

            (h) any claims made by a third party alleging facts which, if true, would entitle Buyer to indemnification pursuant to (a) through (g) above;

            (i) any failure of Hanover or Sellers to comply with their obligations under this Section 9.1; or

            (j) any fees or expenses (including, without limitation, reasonable attorneys' fees) incurred by Buyer in enforcing its rights hereunder.

            9.2 Indemnification of Hanover and Sellers. Buyer covenants and agrees with Hanover and Sellers that it shall reimburse and indemnify and hold each of Hanover and Sellers and their respective directors, officers, employees and agents (the "Seller Indemnified Parties") harmless from, against and in respect of any and all Claims incurred by any of Seller Indemnified Parties that result from:

            (a) any inaccuracy in or breach of any representations or warranties made by Buyer in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to Hanover or Sellers by or on behalf of Buyer pursuant to this Agreement;

            (b) any nonfulfillment of any covenant or agreement of Buyer under this Agreement;

            (c) all Assumed Liabilities;

            (d) any Taxes or other liabilities and obligations of Buyer relating to and incurred with respect to the periods on or prior to the Closing Date;


                                      19-

            (e) any fees, expenses or other payments incurred or owed by Buyer to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

            (f) any claims made by a third party alleging facts which, if true, would entitle Hanover or Seller to indemnification pursuant to (a) through
      (e) above;

            (g) any failure of Buyer to comply with its obligations under this
      Section 9.2; or

            (h) any fees or expenses (including, without limitation, reasonable attorneys' fees) incurred by Hanover or Sellers in enforcing its rights hereunder.

            9.3 Method of Asserting Claims. The party seeking indemnification (the "Indemnitee") will give prompt written notice to the other party or parties (the "Indemnitor") of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against Indemnitor under Section 9 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification unless such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim.

            In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 9, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. If the Indemnitor actually assumes the defense of the Indemnitee, the Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor will not make any settlement of any Claim which does not include an unconditional release of the Indemnitee or would affect the manner in which the Indemnitee may conduct its business, without the written consent of Indemnitee.

            9.4 Payments. Buyer shall have the right to cause any amounts owing to it by Hanover and/or Sellers pursuant to this Section 9 to be paid by reduction or offset of such amount(s) against amounts payable by Buyer to Hanover or Sellers, or any or them, pursuant to this Agreement, including, without limitation, the deferred portion of the Purchase Price payable pursuant to Section 2.1 hereof. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Buyer.

            9.5 Nature and Survival of Representations. All statements made by or on behalf of Hanover and Sellers herein or in the Schedules, shall be deemed representations and warranties of Hanover and Sellers, regardless of any investigation made by or on behalf of Buyer. The representations and warranties made by Hanover and Sellers, on the one hand, and Buyer, on the other hand, under this Agreement shall survive the Closing for a period (in the absence of a showing of willful and knowing misrepresentation or breach) for a period of eighteen (18) months after the Closing Date, except that the representations and warranties set forth in Section 4.7 (Taxes) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations.


                                      20-

      10. OTHER AGREEMENTS

            10.1 Noncompetition/Nonsolicitation.

            (a) For a period ending four (4) years after the Closing Date, Hanover and its Subsidiaries (including Sellers) shall not, directly or indirectly, anywhere in the United States and Canada: (i) own, operate or manage any retail store(s) that principally feature golf equipment and/or golf apparel and accessories; (ii) engage in the direct marketing (via direct mail, electronic commerce or otherwise) of golf equipment; or (iii) engage in the direct marketing (via direct mail, electronic commerce or otherwise) of catalog(s) that principally feature golf apparel and accessories. For purposes hereof, "golf apparel and accessories" shall mean apparel and accessories designed or marketed principally for use by golfers or bearing golf insignia.

            (b) After the Closing Date, Hanover and its Subsidiaries (including Sellers) shall not, directly or indirectly, use for its own behalf or on behalf of any third party or divulge to any third party the names, addresses or other customer information contained in the customer lists described on Schedule 4.13 hereof (the "Austad Customer List"). Without limiting the foregoing, Hanover and its Subsidiaries (including Sellers) shall not, directly or indirectly, solicit orders for any products or services from any customers listed on the Austad Customer List, provided that the foregoing shall not prohibit Hanover and its Subsidiaries from soliciting orders from any customer listed on the Austad Customer List for products offered through another catalog of Hanover and/or its Subsidiaries (i) if such customer purchased products from such other catalog prior to the Closing Date, (ii) after such customer makes an unsolicited purchase from or request for another catalog of Hanover and/or its Subsidiaries after the Closing Date, (iii) if such customer is listed on a customer list acquired by Hanover or its Subsidiaries from a third party, or (iv) if such customer's name is independently developed by Hanover or its Subsidiaries.

            (c) Hanover and Sellers acknowledge that the restrictions contained in this Section 10.1 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause it undue hardship, and that any violations of any provision of this Section 10.1 will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that any court having jurisdiction shall determine that the foregoing restrictive covenant or other provisions shall be unreasonable or unenforceable in any respect, then such covenant and other provisions shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.

            10.2 Membership Programs. After the Closing, Sellers shall promptly reimburse Buyer for all liabilities and obligations to members as of the Closing Date under the membership programs applicable to the Business disclosed on
Schedule 4.16 hereof for the balance of the current membership year, including, without limitation: (i) all shipping and handling charges for purchases by Austad's Advantage Club members, (ii) the difference between the advertised or other standard price and the discounted price paid by Austad's Preferred Club members, and (iii) all refunds of annual membership fees, except, in each case, to the extent such liability results from Buyer's negligence or wilful misconduct.

            10.3 Customer Returns and Credits. After the Closing, Sellers shall promptly reimburse Buyer for the following amounts: (i) all customer credits issued for sales prior to the Closing Date in the ordinary course of business and honored by Buyer in accordance with their terms within six (6) months after the Closing Date, (ii) Buyer's actual processing and restocking fee


                                      21-
and the sales price (less the cost of goods sold for non-defective merchandise, if applicable) for all merchandise returns within six (6) months following the Closing Date for products purchased prior to the Closing Date in accordance with Sellers' merchandise return policy, as described on Schedule 4.17 hereof, and
(iii) the value of gift certificates for the Business sold prior to the Closing Date in the ordinary course of business and honored by Buyer in accordance with their terms within six (6) months after the Closing Date.

            10.4 Transition Services. For a period of up to thirty (30) days after the Closing, Hanover and Sellers agree to reasonably cooperate with Buyer and to provide Buyer with such marketing, merchandising, financial and/or information services as Buyer shall reasonably request, consistent with Hanover's and Seller's past practices, in order to effectuate the transition of the operation of the Business to Buyer, provided that Buyer reimburses Hanover and Sellers for their reasonable out-of-pocket costs in providing such assistance and services.

            10.5 Purchase Option. If at any time after the Closing Date but prior to the redemption of all of the shares of Preferred Stock issued to Hanover pursuant to Section 2.1(v) hereof, Buyer proposes to issue additional shares of its common stock (an "Issuance"), it shall give notice of such Issuance to Hanover, which notice shall indicate the number of shares proposed to be issued by Buyer and price therefor, and any other terms and conditions of such offer. With respect to each Issuance, Hanover shall have the right and option (the "Purchase Option") to purchase from Buyer up to fifty percent (50%) of the amount of common stock being offered by Buyer in such Issuance, upon the same terms and conditions than those being offered to any other prospective investors. Each Purchase Option shall be in effect for a period of twenty (20) days following Hanover's receipt of the notice of such Issuance required above. Hanover shall exercise a Purchase Option by giving written notice thereof to Buyer within the twenty (20) day period in which the Purchase Option is in effect. The Purchase Option may be exercised for all or a part of the amount of the shares of Buyer's common stock represented by the Purchase Option. The purchase price payable upon exercise of a Purchase Option shall be paid to Buyer by Hanover at the closing for the Issuance, which shall take place no earlier than five (5) days following notice of Hanover's exercise of the Purchase Option, at which time Buyer shall deliver to Hanover the certificates evidencing the shares of Buyer's common stock so purchased.

      11. GENERAL PROVISIONS.

      The parties further covenant and agree as follows:

            11.1 Entire Agreement. This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

            11.2 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

            11.3 Amendments. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

            11.4 Expenses. Except as set forth in Section 2 hereof, the parties shall each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and


                                      22-
delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

            All costs and expenses of the parties in enforcing any of the provisions of this Agreement and the other agreements and documents referred to herein (including but not limited to reasonable attorneys' fees and court costs), shall be borne by the party found in default or noncompliance with the provisions of this Agreement and the other agreements and documents referred to herein.

            11.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand; at the time received if sent certified or registered mail; when receipt is acknowledged by facsimile equipment if telecopied and if a copy is also promptly mailed by certified or registered mail; and the next business day after timely delivery to the courier, if sent by air courier.

            If to Buyer:      Euclid Logistics, Inc.
                              1025 North Euclid Avenue
                              Oak Park, Illinois 60302
                              Attention: Mr. Kent Arett
                              Telephone:  708-383-3177
                              Telecopier: 708-383-2838

            Copy to:          Lord, Bissell & Brook
                              115 South LaSalle Street
                              Chicago, Illinois 60603
                              Attention: David M. Seghetti, Esq.
                              Telephone:  312-443-0700
                              Telecopier: 312-443-0336

            If to Hanover     Hanover Direct, Inc.
            or Sellers        1500 Harbor Boulevard
                              Weehawken, New Jersey 07087
                              Attention: Mr. Rakesh K. Kaul
                              Telephone:  201-272-3405
                              Telecopier: 201-272-3465

            Copy to:          Brown, Raysman, Millstein, Felder & Steiner, LLP
                              CityPlace I
                              185 Asylum Street
                              Hartford, Connecticut 06103
                              Attention: Monte Wetzler, Esq.
                              Telephone:  860-275-6400
                              Telecopier: 860-275-6410

            11.6 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.


                                      23-

            11.7 Commissions and Finder's Fees. Buyer, on the one hand, and Hanover and Seller, jointly and severally, on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

            11.8 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

            11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.10 Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

            11.11 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

            11.12 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

            11.13 No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

            11.14 Waiver of Trial by Jury. The parties hereby knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in respect to any litigation arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. This provision is a material inducement for Buyer, Hanover and Sellers entering into this Agreement.

            11.15 Cumulative Remedies. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

            11.16 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New York, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.


                                      24-

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.


HANOVER DIRECT, INC.                        EUCLID LOGISTICS, INC.

By                                          By /s/ Kent A. Arett
   ------------------------------              ---------------------------------
                                               Kent A. Arett
                                               President


THE AUSTAD COMPANY

By
   ------------------------------


                                      25-

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.


HANOVER DIRECT, INC.                        EUCLID LOGISTICS, INC.

By /s/ L. J. Svoboda                        By:
   ------------------------------              ---------------------------------
   L. J. Svoboda                               Kent A. Arett
   Senior V.P                                  President


THE AUSTAD COMPANY

By /s/ L. J. Svoboda
   ------------------------------
   L. J. Svoboda
   V.P


                                      25-

                             APPENDIX OF DEFINITIONS

      The following definitions shall be applicable for purposes of the Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.

      "Active Customers" shall mean customers, without duplication, that have made at least one purchase from the Business within twelve (12) months prior to the Closing Date.

      "Affiliates" of a person shall mean any person or entity controlling, controlled by or under common control with that person. "Control" for this purpose shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or interests, by contract, or otherwise.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Copyright" shall mean all copyrights in published and nonpublished works, now or hereafter existing, in the United States or any foreign jurisdiction, and all applications, registrations, and recordings related thereto filed in the United States Copyright Office or in any other government office or agency in the United States or any foreign jurisdiction.

      "Eligible Inventory" shall mean only inventory: (i) originally purchased by Hanover and/or Sellers in the ordinary course of business for sale through the Austad catalog, (ii) relating to products displayed in Austad catalogs mailed prior to, or within fifteen (15) days after, the Closing Date, and (iii) which otherwise complies with the representations and warranties set forth in
Section 4.10 of this Agreement; provided that Eligible Inventory shall not include any merchandise the cost of which is assumed by Buyer pursuant to
Section 3.1.4 hereof. For purposes of Section 2.4 of this Agreement, the amount of Eligible Inventory will be determined in accordance with Sellers' normal accounting practices, consistently applied, provided that such amount will be reduced by the amount of all vendor discounts paid or payable to Hanover or its Affiliates with respect to Eligible Inventory included in the Purchased Assets.

      "Knowledge" The phrase "to Seller's knowledge" or similar phrases means those facts and circumstances known to any director, officer or [ILLEGIBLE] managerial employee of Sellers, in each case after due inquiry by such persons to those employees of Hanover or Sellers who in the ordinary course of their duties would be reasonably likely to have knowledge of the facts or circumstances in question.

      "Material Adverse Effect" shall mean a material adverse effect upon the Purchased Assets, liabilities, financial condition or results of operation of Sellers, on the continued conduct of the Business, as presently conducted, or on the ability of Hanover or Sellers to execute this Agreement and consummate their respective obligations hereunder.

      "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or department, agency or political subdivision thereof).

      "Preferred Stock" shall mean Buyer's Series A preferred stock, no par value per share. The rights and preferences of the Preferred Stock are set forth on Exhibit D hereto.

      "Reasonable Efforts" shall mean the good faith effort that a person ordinarily would use, apply or exercise to protect his own rights and business, provided that when used in connection with


                                      26-
the obtaining of a consent, approval or other act of an unaffiliated third person or governmental authority, "reasonable efforts" shall not require the commencement of litigation against or acquisition of control of such third person or the assets or obligations requiring such consent, the acceleration of payment of any indebtedness or the payment of money.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Subsidiary" shall mean any Person with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Taxes" shall mean all federal, state, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise and other taxes and assessments of whatever nature, and all penalties and interest related thereto.

      "Trademark" shall mean all business names, logos, service marks, trademarks, trade names, trade styles, and other business or source identifiers, and all combinations, contractions, derivatives, expansions, modifications and variations thereof.


                                      27-

                                    Exhibit C

                       Form of Opinion of Buyer's Counsel

                                October ___, 1999

Hanover Direct, Inc.
Austad Holdings, Inc.
The Austad Company
1500 Harbor Boulevard
Weehawken, New Jersey 07087

Ladies and Gentlemen:

      We have acted as counsel for Euclid Logistics, Inc., an Illinois corporation ("Buyer"), in connection with the transactions contemplated by an Asset Purchase Agreement dated as of August ___, 1999 (the "Agreement") by and among Buyer; Hanover Direct, Inc., a Delaware corporation ("Hanover"); Austad Holdings, Inc., a Delaware corporation ("AHI"); and The Austad Company, a South Dakota corporation ("TAC"). AHI and TAC are collectively referred to herein as the "Sellers". This opinion is being delivered to you pursuant to Section 7.3.3 of the Agreement. Unless otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Agreement.

      In so acting, we have reviewed: (i) the Agreement; and (ii) the Assumption Agreement between Buyer and Sellers (collectively the "Acquisition Documents"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of Buyer's certificate or articles of incorporation and by-laws and such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have relied, to the extent that we deem such reliance appropriate, upon certificates and other statements of officers of Buyer and of public officials issued with respect to Buyer. As to certain factual matters, we have relied, with your permission and without independent investigation, upon the representations and warranties of Buyer set forth in the Agreement.

      In our examination of the aforesaid documents, we have assumed (i) the genuineness of all signatures (other than those of officers of Buyer) and the authenticity of all documents purporting to be originals and the conformity to originals of all documents purporting to be copies and (ii) with respect to documents to which parties other than or in addition to Buyer are a party, that each such other party has the requisite power and authority to enter into and perform its obligations under such documents, that all actions, consents, approvals, authorization and filings necessary in respect of such parties' performance thereunder have been taken or received, and that such documents constitute the valid and binding obligation of each such other party, enforceable against each such other party in accordance with their respective terms.

Hanover Direct, Inc.
Austad Holdings, Inc.
The Austad Company
October ___, 1999
Page 2

      Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

      1. Buyer is a corporation validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own its assets and to carry on its business as now conducted.

      2. Buyer has all requisite power and authority (corporate or otherwise) to execute and deliver the Acquisition Documents and to consummate the transactions contemplated thereby.

      3. The execution and delivery of the Acquisition Documents by Buyer, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Buyer, and the Acquisition Documents constitute the valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

      4. Neither the execution and delivery of the Acquisition Documents, nor the consummation of the transactions contemplated thereby, will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the assets of Buyer under: (a) any term or provision of the certificate or articles of incorporation or by-laws of Buyer, (b) to our knowledge, any statute or law,
(c) to our knowledge, any judgement, decree, order, regulation or rule of any court or governmental authority, or (d) to our knowledge, any contract, agreement, or other commitment to which Buyer is a party or is bound, or, to our knowledge, cause any material change in the rights or obligations of any party under any such contract, agreement, or other commitment, except for liens and security interests granted by Buyer to its lenders.

      5. To our knowledge, no consent of, or notice to, any federal, state or local authority, or any other person or entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of the Acquisition Documents.

      6. To our knowledge, there are no (i) lawsuits, proceedings, claims or governmental investigations pending or threatened against, or involving, Buyer, or (ii) judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Buyer.

      The foregoing opinions are subject to the following qualifications, limitations and exceptions.

Hanover Direct, Inc.
Austad Holdings, Inc.
The Austad Company
October ___, 1999
Page 3

            A. Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring to the actual knowledge of Lord, Bissell & Brook attorneys who have given substantive attention to matters concerning Buyer during the course of our representation of Buyer, which knowledge has been obtained by such attorneys in their capacity as such. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such limited representation has been undertaken by us.

            B. Our opinion is subject to any limitations as to the validity, binding nature or enforceability of the obligations of Buyer under the Acquisition Documents which might result from (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles and equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

            C. We express no opinion as to the validity, binding nature or enforceability of: (i) any rules to choice or conflicts of law, (ii) any provision releasing a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct and such release or indemnification violates public policy, (iii) any purported waiver by a party of any rights granted pursuant to statute, or (iv) the waiver by any party of their right to a trial by jury.

            D. We note that the Acquisition Documents provide for the laws of the State of New York to govern such document. For purposes of this opinion, we have assumed, with your approval and without independent investigation, that the relevant laws of the State of New York are identical in all material respects to the corresponding laws of the State of Illinois.

      We are members of the bar of the State of Illinois and we therefore express no opinion with respect to any matter which may be governed by the laws of any jurisdiction other than the State of Illinois and applicable laws of the United States of America, all as in effect on and as of the date hereof and we disclaim any obligation to advise you of any changes in such laws which may hereafter come to our attention.

Hanover Direct, Inc.
Austad Holdings, Inc.
The Austad Company
October ___, 1999
Page 4

      This opinion is limited to the matters set forth herein and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is rendered to you in connection with the Agreement and the transactions related thereto and may not be relied upon by any other person or by you for any other purpose.

                                                    Very truly yours,


                                                    Lord, Bissell & Brook

                                    EXHIBIT D

                    Rights and Preferences of Preferred Stock

      The powers, qualifications, limitations, restrictions and special or relative rights in respect of the Series A Preferred Stock are as follows:

      (i) Amount. The maximum number of shares of Series A Preferred Stock issuable by the Corporation shall be 1,988,000 shares.

      (ii) Issuance: No Transfer. The Series A Preferred Stock shall be issued only to Hanover Direct, Inc., a Delaware corporation ("Hanover"). The Series A Preferred Stock may not be sold, assigned or otherwise transferred by Hanover without the Corporation's prior written consent.

      (iii) Dividends.

            (a) The holder of record of each share of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Corporation's board of directors (the "Board") out of funds of the Corporation legally available therefor, fully cumulative dividends at the annual rate of five percent (5%) of the Liquidation Preference (as defined below), payable in equal quarterly installments of $0.0125 per Preferred Share on the first Business Day (as defined below) after the end of a Payment Period (as defined below) (each a "Dividend Payment Date"). Dividends will be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation on such record dates, not more than 60 days prior to the applicable Dividend Payment Date, as shall be fixed by the Board. The term "Payment Period" shall mean the three (3) month periods ending on March 31st, June 30th, September 30th, and December 31st of each year. The term "Business Day" shall mean any day other than a day on which banking institutions are required or authorized to close in Chicago, Illinois.

            (b) Dividends shall accrue (whether or not declared by the Board) during each Payment Period and be fully cumulative from the first day of each Payment Period to the last day of such Payment Period, provided that, for the first Payment Period, dividends shall accrue and be fully cumulative from the date of the initial issuance of Series A Preferred Stock and dividends shall terminate upon the redemption or conversion of the Series A Preferred Stock as provided herein. Dividends payable for any partial dividend period shall be calculated on the basis of a 365 day year. Accrued but unpaid dividends shall not bear interest.

            (c) Unless full cumulative dividends on the Series A Preferred Stock have been paid, the Corporation shall not: (i) declare, pay or set aside for payment any dividend (other than in shares of Junior Stock (as defined below)), or other distribution in respect of its Junior Stock, or (ii) call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock. The term "Junior Stock" means the Common Stock and any series of Preferred Stock of the Corporation other than the Series A Preferred Stock.

      (iv) Rank. The shares of Series A Preferred Stock shall rank prior to the shares of Junior Stock upon liquidation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, an amount equal to $1.00 per share (the "Liquidation Preference") plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of the Series A Preferred Stock to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference and such dividends to which holders of shares of the Series A Preferred Stock are entitled, the holders of shares of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. For the purposes hereof, neither a consolidation or merger of the Corporation with any other corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

      (v) Voting Rights. The holders of shares of Series A Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Illinois.

      (vi) Redemption.

            (a) To the extent that the Corporation shall have funds legally available therefor, the Corporation may, at its option, at any time and from time to time thereafter, redeem all but not less than all of the Series A Preferred Stock, on at least 10 but no more than 60 days' prior notice mailed to the holders of the shares to be redeemed at their addresses as shown on the stock books of the Corporation, for an amount equal to $1.00 per share of Series A Preferred Stock, together in each case with an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid to the date fixed for redemption (the "Redemption Price").

            (b) The Corporation shall redeem, from funds legally available therefor, all of the Series A Preferred Stock at the Redemption Price on __________,2004 [fifth anniversary of the closing date] (a "Mandatory Redemption").

            (c) If any required notice of a redemption has been given as provided above, and if on the date fixed for such redemption, funds necessary for the redemption shall be legally available therefor and shall have been irrevocably deposited or set aside in trust for the holders of the Series A Preferred Stock, then, notwithstanding that the certificates representing the shares so called for redemption shall have not been surrendered, dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares will no longer be deemed outstanding, the holders thereof shall cease to be shareholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose and not sufficient for a redemption of the Series A Preferred Stock, then the certificates representing such shares shall be deemed not to be surrendered, such shares shall remain outstanding, and the rights of holders of the shares of Series A Preferred Stock thereafter shall continue to be only those of a holder of Series A Preferred Stock. Should any Series A Preferred Stock required to be redeemed under the terms of any Mandatory Redemption not be redeemed solely by reason of limitations imposed by law, such unredeemed shares, or any of them, shall be redeemed on the earliest possible date thereafter, to the maximum extent permitted by law, that such shares, or any of them, may be redeemed.

      (vii) Conversion.

            (a) Subject to and upon compliance with the provisions of this paragraph (vii), the holder of a share of Series A Preferred Stock shall have the right, at its option, at any time after _________, 2002 [third anniversary of the closing date], to convert such share into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest whole share) as the Liquidation Preference of such shares surrendered for conversion is a multiple of the Conversion Price (as defined below), such surrender to be made in the manner provided in subparagraph (b) below; provided, however, that the right to convert shares called for redemption pursuant to Paragraph (vi) shall terminate at the close of business on the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption. In addition, Hanover shall have the right to convert, at its option, at any time, up to 258,333 shares of Series A Preferred Stock into shares of Common Stock on the terms set forth above.

            (b) In order to exercise the conversion privilege, the holder of share(s) of Series A Preferred Stock to be converted shall deliver to the Corporation at its principal executive offices a written notice stating the number of shares of Series A Preferred Stock the holder has elected to convert pursuant to this Paragraph (vii), together with the certificate(s) representing such shares. As promptly as practicable after the surrender by a holder of the certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and deliver to the holder of the Series A Preferred Stock converting same, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Paragraph (vii). Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person in whose name or names the certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date. All shares of Common Stock delivered upon conversion of the

Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens, and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate, except the right to receive the Common Stock, as provided herein.

            (c) For purposes of this paragraph, the term "Conversion Price" shall mean $1.00 per share. If the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, or (iii) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (c) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. If any such dividend or distribution is not so paid or made, the Conversion Price then in effect shall be appropriately readjusted.

            (d) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversions of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted.

      (viii) Status. Upon the conversion, redemption or other acquisition by the Corporation of any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted, redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued by the Corporation.

                                  SCHEDULE 1.2
                                 EXCLUDED ASSETS

None.